Exhibit 99.1

CHC HELICOPTER SELECTS PETER BARTOLOTTA TO DRIVE TRANSFORMATION OF FLYING OPERATIONS

June 25, 2012 – Vancouver, B.C., Canada – An executive with a long record for guiding organizations to operational excellence has been selected by CHC Helicopter, the world’s leading helicopter-services operator, to head its global flying business.

Peter Bartolotta is joining CHC as chief operating officer and president of the company’s Helicopter Services unit. He brings with him business-management expertise and accomplishment from executive roles with top companies in a variety of industries. Mr. Bartolotta succeeds John Graber, who is leaving CHC.

“I’ve known and worked with Pete several times over the past 30 years,” said William Amelio, CHC’s president and chief executive officer. “The common element to his success is commitment to strategy, talent and execution – what I believe are critical success factors for any organization – based on a strong business-management system.”

Until last week, Mr. Bartolotta was senior vice president, Global Services, at Lenovo Corp., directing a rapidly growing part of the US$30 billion personal-computing company. His career includes management positions at AlliedSignal’s Honeywell subsidiary, where he led operations for the aerospace electronics division, as well as NCR Corp. and IBM.

Mr. Bartolotta holds a master’s degree in business administration from the University of Texas at Austin, as well as bachelor’s and associate’s degrees in chemistry from the State University of New York.

CHC Helicopter provides skilled, secure transportation to offshore oil and gas platforms and other sea-based installations, civilian search-and-rescue services, and helicopter maintenance repair and overhaul. The company is headquartered in Vancouver, B.C., Canada, and operates more than 250 aircraft in about 30 countries around the world.

Contact:

CHC Helicopter

Communications

+1.604.232.8273

communications@chc.ca

www.chc.ca